UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2009

Sinclair Broadcast Group, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-26076	52-1494660
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10706 Beaver Dam Road
Hunt Valley, MD	21030
(Address of principal executive offices)	(Zip Code)

(410) 568-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Information:

This Current Report on Form 8-K includes forward-looking information regarding, among other things, future operating results.  When used, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements and information.  Such forward-looking information is subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, including and in addition to the assumptions set forth therein, but not limited to, STG’s ability to consummate a private placement of Senior Secured Second Lien Notes, STG’s ability to consummate tender offers for Sinclair’s 3% Senior Convertible Notes due 2027 (the “3.0% Notes”) and 4.875% Senior Convertible Notes due 2018 (the “4.875% Notes”), whether or not any of the convertible notes are tendered in the tender offers, whether or not STG will be able to reach agreement with its senior lenders for an amendment and restatement of its Bank Credit Agreement, the Company’s ability to negotiate amendments and restatements to its agreements with Cunningham Broadcasting Corporation pursuant to a memorandum of understanding, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our debts as they become due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q, Form 10-K, as filed with the SEC.  There can be no assurance that the assumptions and other factors referred to will occur.  The Company undertakes no obligation to update such forward-looking information in the future except as required by law.

Item 7.01.  Regulation FD Disclosure.

On October 13, 2009, Sinclair Broadcast Group, Inc. (“Sinclair”), announced:

•                 that its wholly owned subsidiary, Sinclair Television Group, Inc. (“STG” or the “Issuer”) commenced a private placement of its Senior Secured Second Lien Notes due 2017 (the “Notes”).  The related press release is attached hereto as Exhibit 99.1;

•                 that STG intended to amend certain terms of, and refinance a portion of its existing Bank Credit Agreement.  The related press release is attached hereto as Exhibit 99.2; and

•                 preliminary net broadcast revenues for the quarter ended September 30, 2009.  The related press release is attached hereto as Exhibit 99.3.

The information contained herein and the attached exhibits are furnished under this Item 7.01 of this Current Report on Form 8-K and are furnished to, but for purposes of Section 18 of the Securities Exchange Act of 1934 shall not be deemed filed with, the SEC.  The information contained herein and in the accompanying exhibits shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference into such filing.

Item 8.01.  Other Information.

Proposed new bank credit agreement

Concurrently with the closing of the offering of the Notes, the Issuer intends to amend and restate the Bank Credit Agreement by entering into a New Bank Credit Agreement. As the final terms of the New Bank Credit Agreement have not yet been agreed upon, the final terms may differ from those set forth below, and in some cases, these differences may be material. The closing of the offering of the Notes and the consummation of the tender offers are both conditioned upon the closing of the New Bank Credit Agreement.  If the Issuer does not succeed in negotiating the New Bank Credit Agreement, neither this offering of the Notes nor the tender offers will be consummated.

The New Bank Credit Agreement is expected to include the following facilities:

•                 a new six-year term loan facility (“Term Loan B”), which the Issuer will draw upon at the time of the closing of the New Bank Credit Agreement and use the net proceeds thereof to prepay the outstanding term loans and all or a portion of the existing revolving credit facility under the Bank Credit Agreement;

•                 an amended revolving credit facility (the “Amended Revolver”), which the Issuer will draw upon to prepay amounts outstanding under the existing revolving credit facility under the Bank Credit Agreement following the closing of the New Bank Credit Agreement, and thereafter for general corporate purposes; and

•                 provision for one or more incremental term loans, which may be drawn upon from time to time to meet the Issuer’s working capital needs.

With respect to the Term Loan B, the Issuer is expected to be able to borrow an aggregate principal amount up to approximately $400.0 million. The Issuer expects commitments under the Amended Revolver between $125.0 million and $175.0 million.

In addition, the New Bank Credit Agreement is expected to have the following terms:

Amounts available under the Amended Revolver are expected to depend, to a certain extent, on whether the current lenders under the Bank Credit Agreement’s current revolving credit facility elect to extend their participation in the Amended Revolver.  The commitments of lenders who elect to extend their participation in the Amended Revolver are expected to mature on December 31, 2013 (“Extended Revolver Commitments”), while the commitments of lenders who do not elect to extend their participation in the Amended Revolver will mature on June 30, 2011 (“Non-Extended Revolver Commitments”), the current maturity date under the Bank Credit Agreement’s current revolving credit facility.  Under the proposed terms of the New Bank Credit Agreement, lenders with at least $75 million in commitments are expected to extend their participation in the Amended Revolver.

Interest payments on the loan facilities under the New Bank Credit Agreement are expected to bear interest at a rate per annum equal to:

•                 the ABR (as defined below) plus an applicable margin; or

•                 the Eurodollar Rate (as defined below) plus an applicable margin;

which interest rate is generally expected to be determined by election of the Issuer. Interest payments for ABR loans are expected to be made quarterly in arrears and for Eurodollar Rate loans are expected to be made on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period. The applicable margin for each of the ABR loans and the Eurodollar Rate loans under the New Bank Credit Agreement is to be set at a market rate, which rate is expected to be higher than the applicable margin for the loan facilities under the current Bank Credit Agreement.

“ABR” is expected to mean the highest of (i) the Prime Rate (as defined below), (ii) the Federal Funds Effective Rate (as defined below) plus 0.5% and (iii) the Eurodollar Rate for a one-month interest period on each day (or if such day is not a business day, the immediately preceding business day), which shall be the relevant rate appearing on the relevant Reuters service plus 1.0%.

“Eurodollar Rate” is expected to mean the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which eurodollar deposits for one, two, three, six or, with consent of all lenders, nine months, as selected by the Issuer, are quoted on the Reuters service.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a business day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the administrative agent under the bank credit agreement from three Federal funds brokers of recognized standing selected by it.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.

Principal on Term Loan B is expected to be repayable in small quarterly installments, commencing on March 31, 2011 and ending with a payment of all outstanding principal, which is expected to be greater than 90% of the aggregate principal amount, on the sixth anniversary of the closing date of the New Bank Credit Agreement.

Notwithstanding the foregoing, the New Bank Credit Agreement is expected to provide that amounts due under Term Loan B and the Amended Revolver will be accelerated to a date six months in advance of the maturity date of certain other of the Issuer’s indebtedness, including the Notes.

Each of the loan facilities under the New Bank Credit Agreement is expected to be secured by a first-priority lien on substantially all of the tangible and intangible assets of the Issuer and the subsidiaries of the Issuer and Sinclair that are guarantors under the Bank Credit Agreement, as well as the capital stock of certain of Sinclair’s directly owned subsidiaries and other collateral. The collateral is also expected to include a collateral account holding any excess proceeds not used to retire the 3.0% Notes and the 4.875% Notes, to the extent such notes are not retired in full in the tender offers. Such excess proceeds will be held in such collateral account until the date immediately following the expiration of the put rights of the holders of the 4.875% Notes in January 2011. After such date, any excess proceeds still held in such collateral account shall be released to the Issuer for general corporate purposes.

The New Bank Credit Agreement is expected to include revised financial maintenance covenants, including an interest coverage ratio, a first lien secured indebtedness ratio and a total indebtedness ratio. The New Bank Credit Agreement is also expected to have revised negative covenants, including, among others, restrictions on the incurrence of additional indebtedness, liens, mergers, consolidations, liquidations and dissolutions, acquisitions, sales and other dispositions of assets, investments, loans and advances, payments in respect of capital stock and affiliate transactions. Certain financial maintenance and negative covenants are expected to be more restrictive than those under the Bank Credit Agreement.

Under certain conditions, it is expected that indebtedness under the New Bank Credit Agreement may be accelerated. Bankruptcy and insolvency events with respect to the Issuer, Sinclair or any other guarantor under the New Bank Credit Agreement and any “material third party licensee” (as will be defined in the New Bank Credit Agreement) are expected to result in an automatic acceleration of the indebtedness under the New Bank Credit Agreement. Subject to notice and cure periods in the New Bank Credit Agreement, other events of default are expected to result in acceleration of indebtedness under the New Bank Credit Agreement at the options of the lenders. Such other events of default are expected to include, among others, failure to pay any principal, interest or other amounts when due, breach of representations or warranties in any material respect, non-compliance with covenants, default or acceleration under other material indebtedness, entry of material judgments that remain undischarged or unstayed, loss or material impairment of material broadcast licenses, invalidity or termination, except as required by law, of any guarantee, security document or security interest, termination of or default under any program services agreement from which a material amount of broadcast cash flow is derived or a change of control.

The New Bank Credit Agreement is expected to contain representations and warranties and additional covenants and events of default customary for agreements of its type.

The New Bank Credit Agreement is also expected to require the Issuer to prepay the Term Loan B and any incremental term loans and reduce the Amended Revolver with (i) 100% of the net proceeds of (A) any casualty loss or condemnation or (B) any sale or other disposition of the Issuer’s assets in excess of $5.0 million in the aggregate, to the extent such proceeds are not used to acquire new assets and (ii) 100% of net proceeds of the incurrence of indebtedness in respect of permitted receivables financings. The Issuer may prepay the loan facilities under the New Bank Credit Agreement without prepayment penalty.

Risk factors

In addition to the information furnished under Item 7.01 of this Current Report on Form 8-K and the other matters disclosed in Item 8.01 of this Current Report on Form 8-K, Sinclair is also updating the risk factors that were included in Sinclair’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q for the three and six months ended March 31, 2009 and June 30, 2009, respectively, and Item 8.01 of the Current Report on 8-K dated July 10, 2009.  Sinclair encourages any investor to carefully consider such risks described therein before investing in the Issuer’s or Sinclair’s securities.  For purposes of the risk factor disclosure, the terms “we,” “us,” and “our” refer to Sinclair and all of its subsidiaries, unless otherwise indicated or the context otherwise requires.

Risks related to the Notes and the offering of the Notes

In the absence of a successful consummation of the offering of the Notes and the tender offers, we may need to restructure under the U.S. Bankruptcy Code, which will adversely affect our financial condition and impair potential recoveries by creditors, including holders of the 3.0% Notes and the 4.875% Notes.

We have a substantial amount of debt we may be required to repurchase within the next 18 months.  Of the $1,317.8 million of total debt outstanding as of June 30, 2009, $286.8 million relates to the 3.0% Notes, which have a face value of $294.3 million and $143.5 million relates to the 4.875% Notes, which is equivalent to their face value. The holders thereof may require us to repurchase the 3.0% Notes and the 4.875% Notes for cash at a price equal to 100% of the principal amount, plus any accrued and unpaid interest, on May 15, 2010 and January 15, 2011, respectively.  At the current stock trading price levels of our Class A Common Stock, it is highly probable that the holders of these notes, which are convertible into shares of our Class A Common Stock, will exercise their put rights.  Currently, we do not have the cash necessary to meet our repurchase obligations.

As a result, the proceeds from the offering of the Notes will be used to finance the tender offers of the 3.0% Notes and the 4.875% Notes.  The offering of the Notes is conditioned, however, on the closing of the New Bank Credit Agreement to, among other things, allow the offering.

If the Issuer is unable to complete the offering of the Notes and unable to finance the tender offers for the 3.0% Notes and the 4.875% Notes, Sinclair may not be able to meet its obligation to repurchase the 3.0% Notes and the 4.875% Notes pursuant to the holders’ respective put rights and it may need to restructure its capital structure through bankruptcy proceedings.  In that circumstance, Sinclair would likely attempt to pursue an orderly restructuring, for example, through a “pre-packaged” or “pre-negotiated” bankruptcy proceeding, but it cannot assure you that it would be able to do so.  In order for any proposed plan of reorganization to be confirmed, the Bankruptcy Code, in addition to other legal requirements, requires that at least one impaired class of creditors votes to accept Sinclair’s plan of reorganization.  In order for a class to approve the plan of reorganization, approval of over one-half in number of creditors and at least two-thirds in claim amount by those who vote in each impaired class of creditors are required.  In addition to obtaining the required votes, the requirements for a bankruptcy court to approve a plan of reorganization include, among other judicial findings, that:

•                  Sinclair acted in accordance with the applicable provisions of the Bankruptcy Code; and

•                  the plan of reorganization has been proposed in good faith and not by any means forbidden by law.

In the event at least one class of impaired creditors or interest holders does not vote to accept the plan of reorganization, Sinclair would have to satisfy the “cram down” requirements of the Bankruptcy Code and show that the plan of reorganization does not unfairly discriminate and is fair and equitable with respect to those classes of claims and interests that did not vote to accept the plan of reorganization.

Sinclair may not be able to obtain approval of a disclosure statement and/or the required votes or the required judicial approval to the proposed plan of reorganization promptly, if at all.  In such event, a prolonged Chapter 11 bankruptcy proceeding could adversely affect our relationships with advertisers, customers, vendors, suppliers and employees, which in turn could adversely affect Sinclair’s business, competitive position, financial condition, liquidity and results of operations and its ability to continue as a going concern.  A weakening of Sinclair’s financial condition, liquidity and results of operations could adversely affect its ability to implement a plan of reorganization.  In addition, if a plan of reorganization is not confirmed by the bankruptcy court, Sinclair may be forced to liquidate its assets.

If a bankruptcy proceeding is commenced, it is also possible that the bankruptcy court may dismiss the proceeding or otherwise decide to abstain from hearing it on procedural grounds.  In addition, the confirmation and effectiveness of the plan of reorganization would be subject to certain conditions and requirements in addition to those described above that may not be satisfied, and the bankruptcy court may conclude that the requirements for confirmation and effectiveness have not been satisfied.

Risks related to the Issuer’s and our debt

Our substantial indebtedness could adversely affect our financial condition and prevent us and the Issuer from fulfilling our respective debt obligations.

Sinclair has a high level of debt, totaling $1,317.8 million at June 30, 2009, compared to the book value of its shareholders’ equity (deficit) of $158.7 million on the same date.  The Issuer’s debt, which includes its subsidiaries’ debt, totaled $689.1 million as of June 30, 2009, of which we guaranteed $631.0 million.  Even after the tender offers are consummated and assuming that all of the 3.0% Notes and 4.875% Notes are tendered, Sinclair will have substantial indebtedness.  Our and the Issuer’s relatively high levels of debt pose the following risks, particularly in periods of declining revenue:

•                 make it more difficult for the Issuer and Sinclair to pay their respective debts, including payments on the Notes as they come due, especially during general negative economic and market industry conditions;

•                  the amount available for working capital, capital expenditures, dividends and other general corporate purposes may be limited because a significant portion of cash flow is used to pay principal and interest on outstanding debt;

•                  lenders to us and the Issuer may not be as willing to lend additional amounts to each of us for future working capital needs, additional acquisitions or other purposes;

•                  if our and the Issuer’s cash flows were inadequate to make interest and principal payments, we or the Issuer might have to restructure or refinance our or its debt (including the Notes), respectively, or sell one or more of our or its stations, respectively, to reduce debt service obligations;

•                  our or the Issuer’s ability to finance working capital needs and general corporate purposes for the public and private markets, as well as the associated cost of funding is dependent, in part, on our or its credit ratings, respectively.  As of the date of this offering memorandum, the credit ratings, as assigned by Moody’s  and S&P were:

	Moody’s	S&P
Senior Secured Credit Facilities	B1	B+
Sinclair Corporate Credit	Caa2	B-
Senior Subordinated Notes	Caa2	B-
Sinclair’s 4.875% and 3.0% Convertible Senior Notes	Caa3(1)	CCC

(1) The 3.0% Notes have not been independently rated and this rating reflects the rating for the 4.875% Notes.

The credit ratings set forth above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization.  Each rating should be evaluated independently of any other rating.

•                  we and the Issuer may be more vulnerable to adverse economic conditions than less leveraged competitors and thus, less able to withstand competitive pressures; and

•                  of the $1,317.8 million of Sinclair’s total debt outstanding as of June 30, 2009, $406.3 million relates to the Bank Credit Agreement.  The interest rate under the Bank Credit Agreement is, and the interest rate under the New Bank Credit Agreement is expected to be, a floating rate and will increase if interest rates increase or if the leverage increases.  This will reduce the funds available to repay our and the Issuer’s obligations, including the Issuer’s obligations under the Notes, and for operations and future business opportunities and will make us and the Issuer more vulnerable to the consequences of each of our leveraged capital structure.

Any of these events could reduce our or the Issuer’s ability to generate cash available for investment, debt repayment, capital improvements or to respond to events that would enhance profitability.

We may not have sufficient cash flows from operating activities to service our indebtedness and meet our other cash needs, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our future cash flow, cash on hand or available borrowings may not be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness (including the Notes), selling material assets or operations or seeking to raise additional debt or equity capital. These actions may not be effected on a timely basis or on satisfactory terms or at all, or these actions may not enable us to continue to satisfy our capital requirements. In addition, our existing or future debt agreements contain and will contain restrictive covenants that may prohibit us from adopting any of these alternatives. In addition, pursuant to the Bank Credit Agreement, we are, and will be pursuant to the New Bank Credit Agreement, required to maintain certain financial ratios. If the current global financial crisis and industry slowdown continues or worsens, we and the Issuer may in the future breach such covenants. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Current global financial conditions could adversely affect the availability of new financing and result in higher interest rates.

Current global financial conditions have been characterized by increased market volatility. Several financial institutions have either gone into bankruptcy or have had to be capitalized by governmental authorities. Access to public financing has been negatively impacted by, among other things, both the rapid decline in value of sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. These factors may adversely affect the Issuer’s and our ability to obtain financing in the future on favorable terms.

The disruptions in the capital and credit markets have also resulted in higher interest rates on publicly issued debt securities and increased costs under credit facilities. The Notes will bear interest at a rate significantly higher than the 3.0% Notes and the 4.875% Notes, which are being refinanced with the proceeds of this offering, and hence our interest expense will increase.

Longer term volatility and continued disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation of financial institutions, reduced alternatives or failures of significant financial institutions could adversely affect our access to the liquidity needed for our businesses in the longer term. Such disruptions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged.

Continued market disruptions could cause broader economic downturns, which may lead to lower demand for our products and services, as well as lower levels of television advertising, and increased incidence of customers’ inability to pay for the services we provide. We have experienced some of the effects of this economic downturn. Events such as these adversely impact our results of operations, cash flows and financial condition.

We and the Issuer must refinance existing indebtedness prior to the maturity of the Notes. Failure to do so could have a material adverse effect on us and the Issuer.

The maturities of the Issuer’s 8.0% Senior Subordinated Notes due 2012 (the “8.0% Notes”), the 6.0% Convertible Debentures due 2012 of Sinclair (the “6.0% Debentures”) and any remaining 3.0% Notes and 4.875% Notes not purchased in our tender offers are all before the maturity of the Notes. As of June 30, 2009, the aggregate principal amount of the outstanding 8.0% Notes and 6.0% Debentures was $358.8 million.  We or the Issuer may not be able to refinance indebtedness under the 8.0% Notes or the 6.0% Debentures on commercially reasonable terms or at all. The financial terms or covenants of any future indebtedness incurred to refinance the 8.0% Notes or the 6.0% Debentures may not be the same or as favorable as those under the 8.0% Notes or the 6.0% Debentures.

Our and the Issuer’s ability to complete a refinancing of the 8.0% Notes or the 6.0% Debentures prior to their respective maturities is subject to a number of conditions beyond our or the Issuer’s control. For example, if a disruption in the financial markets were to occur at the time that we or the Issuer intended to refinance such indebtedness, we or the Issuer might be restricted in our ability to access the financial markets. If we or the Issuer were unsuccessful, the Issuer’s ability to pay the principal of and interest on the Notes would be adversely affected.

Our credit ratings as assigned by Moody’s and S&P were recently downgraded likely making it more expensive for us to borrow capital, which could prevent us from fulfilling our debt obligations and adversely affect our business and financial condition.

Moody’s and S&P each recently downgraded our credit ratings to the levels listed in the table above.  These downgrades, and any future downgrade, of our credit ratings will likely make it more expensive for us and the Issuer to borrow capital.  This could adversely impact our ability to satisfy debt obligations, including, if the tender offers do not close, our ability to address the put option exercises in May 2010 and January 2011, related to the 3.0% Notes and the 4.875% Notes, respectively. Any inability to refinance or retire such notes on their respective put dates could have a significant negative impact on our operating results, the value of our securities and our financial condition.

Despite current debt levels of each, the Issuer and Sinclair may be able to incur significantly more debt in the future, which could increase the foregoing risks related to each’s indebtedness.

At June 30, 2009, the Issuer had $66.9 million available (subject to certain borrowing conditions) for additional borrowings under the Bank Credit Agreement, all of which was available under the Issuer’s current borrowing capacity.  Under the terms of the debt instruments to which the Issuer and Sinclair are subject, and provided each meets certain financial and other covenants, each may be able to incur substantial additional indebtedness in the future, including additional senior debt and in some cases, secured debt.  If the Issuer or Sinclair incurs additional indebtedness, the risks described in the risk factors in this offering memorandum and in Sinclair’s reports filed with the SEC and incorporated by reference herein relating to having substantial debt could intensify.

The Issuer intends to enter into the New Bank Credit Agreement concurrently with the closing of the offering of Notes in order to, among other things, allow for the issuance of the Notes.  The terms of the New Bank Credit Agreement will likely be less favorable to the Issuer than the terms of the current Bank Credit Agreement.  There can be no assurance that the Issuer will not need to seek additional amendments or waivers to the New Bank Credit Agreement after the offering of Notes.  Any future amendments or waivers to the New Bank Credit Agreement may be on terms that are less favorable to the Issuer.

Concurrently with the closing of the offering of the Notes, the Issuer intends to amend and restate the Bank Credit Agreement and enter into the New Bank Credit Agreement in order to, among other things, allow for the issuance of the Notes. The closing of the offering of Notes and the consummation of the tender offers are both conditioned upon the closing of the New Bank Credit Agreement.  If the Issuer and the lenders do not succeed in negotiating the New Bank Credit Agreement, neither the offering of the Notes nor the tender offers will be consummated, which means that the issuer may be forced to file for protection under Chapter 11 of the Bankruptcy Code.  In addition, certain terms of the New Bank Credit Agreement, including interest rates and certain financial and other covenants, are expected to be less favorable to the Issuer than those of the current Bank Credit Agreement.  Because it may be more difficult for the Issuer to comply with the terms of the New Bank Credit Agreement than with those of the current Bank Credit Agreement, in the future the Issuer may be at greater risk of default and may be required to seek additional amendments to, or waivers of default under, the New Bank Credit Agreement, which may be on terms that are less favorable to the Issuer.

Cunningham Broadcasting Corporation (Cunningham), one of our local marketing agreement (LMA) partners, is currently facing significant financial and economic challenges.  Any insolvency or bankruptcy proceeding relating to Cunningham would cause a default and potential acceleration under the Bank Credit Agreement and could, potentially, result in Cunningham’s rejection of our six LMAs with Cunningham, which would negatively affect our financial condition and results of operations.

Cunningham operates in the same industry as the Issuer and us and hence faces similar financial and economic pressures.  Because the six LMAs with Cunningham are material to our financial condition and results of operations, we are affected by the financial condition of Cunningham and its subsidiaries.  Any insolvency or bankruptcy proceeding relating to Cunningham or any of its subsidiaries would materially negatively affect our financial condition and results of operations and could force us to voluntarily file for bankruptcy under Chapter 11 of the Bankruptcy Code.

The Bank Credit Agreement contains certain cross-default provisions with respect to Cunningham, pursuant to which a default would arise as the result of the institution of insolvency or similar proceedings, either voluntary or involuntary, with respect to Cunningham.  Cunningham is our LMA partner in six markets. For the six months ended June 30, 2009, the six Cunningham Stations to which we provide programming pursuant to the six LMAs provided us with approximately $34.2 million of total revenue. On June 5, 2009, the administrative agent under Cunningham’s bank credit facility declared an event of default under the facility for failure to timely deliver certain annual financial statements as required.  As of such date, a default rate of interest of LIBOR plus 5%, which rate includes a 2% default rate of interest, has been instituted on all outstanding borrowings under the Cunningham bank credit facility.  On June 30, 2009, the default was waived and the termination date of the Cunningham bank credit facility was extended to July 31, 2009, subject to certain conditions, including maintaining the default interest rate.  On July 31, 2009, the Cunningham bank credit facility was further extended to October 30, 2009. The extension requires that Cunningham make $0.2 million principal payments on its term loan facility as of the first day of each of August, September and October with the balance due on October 30, 2009.

To delay or avoid any potential bankruptcy of Cunningham, the lenders under Cunningham’s existing credit facility have indicated their willingness to replace such credit facility with a new credit facility, which is conditioned upon Cunningham’s demonstration that it can repay the outstanding principal balance due under the facility within three years.  As a result, Cunningham asked us to restructure certain of its arrangements with us, including the LMAs, which negotiations led to the execution of a memorandum of understanding (as amended from time to time, the “MOU”).  Under the terms of the MOU, Sinclair has agreed, among other things, to negotiate to amend the LMAs and amend and restate certain option, acquisition and merger agreements with Cunningham and its affiliates.  In addition, the MOU contemplates that Sinclair will make aggregate payments of $29.1 million in installments beginning on January 1, 2010 and ending on July 1, 2012, as well as two additional “LMA fee” payments aggregating approximately $3.9 million in two installments on July 1, 2012 and October 1, 2012, all of which will be used to pay down the outstanding debt under Cunningham’s bank credit facility.  Further, the MOU contemplates that the LMAs and option, acquisition and merger agreements will be amended to terminate on July 1, 2016 (with three five-year renewal options for Sinclair) and that Cunningham will have the ability to terminate the LMAs and option, acquisition and merger agreements upon a “change of control” of Sinclair.  Any of these actions could negatively affect our financial condition and results of operations.

The MOU is non-binding; only the amended LMAs and amended and restated option, acquisition and merger agreements, if and when signed, will be legally binding upon us and Cunningham.  We cannot assure you that the parties to the MOU will succeed in negotiating amended LMAs and amended and restated option, acquisition and merger agreements on the terms set forth above or that Cunningham’s or our lenders will consent to the amended LMAs and amended and restated option, acquisition and merger agreements.  In the event the LMAs and option, acquisition and merger agreements are not amended and/or restated pursuant to the MOU, Cunningham may be forced to file for protection under Chapter 11 of the Bankruptcy Code.  The Bank Credit Agreement contains, and we expect the New Bank Credit Agreement will contain, certain cross-default provisions with respect to Cunningham, pursuant to which a default would be caused by the institution of insolvency or similar proceedings, whether voluntary or involuntary, with respect to Cunningham.  In addition, if Cunningham is unable to avoid bankruptcy, the Issuer would need to negotiate with the lenders under the Bank Credit Agreement in order to avoid any default and potential acceleration thereunder.  Any amendment to, or waiver of a default under, the New Bank Credit Agreement would likely be on terms less favorable to the Issuer than current terms.  Furthermore, if Cunningham or any of its subsidiaries were to declare bankruptcy, Cunningham or such subsidiary could seek to reject some or all of our LMAs or other agreements with Cunningham and its subsidiaries.  If the bankruptcy court overseeing a Cunningham bankruptcy authorized a rejection of the LMAs or other agreements, Sinclair would experience a material reduction in revenues and current rules and regulations of the Federal Communications Commission (“FCC”) would not permit us thereafter to enter into new LMAs or other agreements with Cunningham or a successor to Cunningham on equivalent terms.

Commitments the Issuer and Sinclair have made to lenders limit their ability to take actions that could increase the value of their respective securities and business or may require them to take actions that decrease the value of their respective securities and business.

The Issuer’s and, to a more limited extent, Sinclair’s existing financing agreements prevent them from taking certain actions and require them to meet certain tests.  These restrictions and tests may require each to conduct its business in ways that make it more difficult for it to repay its debt or decrease the value of its securities or business.  These restrictions and tests include the following:

•                  restrictions on additional debt;

•                  restrictions on the ability to pledge assets as security for indebtedness;

•                  restrictions on payment of dividends, the repurchase of stock and other payments relating to capital stock;

•                  restrictions on some sales of certain assets and the use of proceeds from asset sales;

•                  restrictions on mergers and other acquisitions, satisfaction of conditions for acquisitions and a limit on the total amount of acquisitions without the consent of bank lenders;

•                  restrictions on lines of business each may operate; and

•                  financial ratio and condition tests including the ratio of earnings before interest, tax, depreciation and amortization, as adjusted (adjusted EBITDA) to certain of the Issuer’s fixed charges, the ratio of the Issuer’s senior indebtedness to adjusted EBITDA and the ratio of the Issuer’s total debt to adjusted EBITDA.

Future financing arrangements may contain additional restrictions and tests.  All of these restrictive covenants may limit the Issuer’s and Sinclair’s ability to pursue their respective business strategies, prevent them from taking action that could increase the value of their respective securities or may require them to take actions that decrease the value of their respective securities.  In addition, the Issuer and Sinclair may fail to meet the tests and thereby default on one or more of its respective obligations (particularly if the economy continues to weaken and thereby reduce Sinclair’s advertising revenues).  If the Issuer or Sinclair default(s) on its respective obligations, creditors could require immediate payment of the obligations or foreclose on collateral.  If this happens, the Issuer or Sinclair could be forced to sell assets or take other actions that could significantly reduce the value of its respective securities and business and each may not have sufficient assets or funds to pay its respective debt obligations.

A failure to meet covenants under our debt instruments could result in a default under the Notes or other existing debt, acceleration of amounts due under such debt and loss of assets securing loans.

The Issuer’s and Sinclair’s existing notes are cross-defaulted to other recourse debt of each, including such debt of any “Subsidiary Guarantor,” as defined in the Bank Credit Agreement, with a principal amount of $5 million or more, and the Bank Credit Agreement cross-defaults to the Issuer’s, Sinclair’s and any Subsidiary Guarantor’s other debt in excess of $5 million, which means that a default under the Issuer’s and Sinclair’s other debt, may cause a default under indentures governing their outstanding notes, including the Notes, or the Bank Credit Agreement.

If either the Issuer or Sinclair were to breach certain of its debt covenants, its lenders could require it to repay the debt immediately, and, if the debt is secured, could immediately take possession of the property securing the debt.  In addition, if any other lender declared its loan due and payable as a result of a default, the holders of the Issuer’s or Sinclair’s outstanding notes, along with the lenders under the Bank Credit Agreement, might be able to require the Issuer or Sinclair, as the case may be, or any guarantors of such debt, to pay those debts immediately.  The New Bank Credit Agreement is expected to have similar cross-default and acceleration provisions to the current Bank Credit Agreement.

As a result, any default under the Issuer’s or Sinclair’s debt covenants could have a material adverse effect on our financial condition and our ability to meet our obligations.

Rising interest rates could adversely affect the Issuer’s and Sinclair’s cash flow.

Of Sinclair’s approximately $1,317.8 million of debt outstanding as of June 30, 2009, approximately $406.3 million recourse debt bears interest at variable rates and is unhedged. The Issuer and Sinclair also may borrow additional funds at variable interest rates in the future.  Increases in interest rates, or the loss of the benefits of any interest rate hedging arrangements, would increase the Issuer’s and Sinclair’s interest expense on variable rate debt, which would adversely affect cash flow and the Issuer’s and Sinclair’s ability to service outstanding debt.

Risks related to our business

The current global financial crisis and economic slowdown may have an adverse impact on our industry, business, results of operations or financial condition.

The continuation or worsening of the current global financial crisis and economic slowdown could further reduce consumer confidence and could have an adverse effect on the fundamentals of our business, results of operations and/or financial condition.  These current economic and industry conditions could also have a negative impact on our industry or the industry of those customers who advertise on its stations, including, among others, the automotive industry and service businesses, each of which is a significant source of our advertising revenue.  Likewise, a continued deterioration in the broadcast industry will also adversely impact us. There can be no assurance that we will not experience any material adverse effect on our business as a result of the current economic conditions or that the actions of the United States Government, Federal Reserve or other governmental and regulatory bodies for the reported purpose of stabilizing the economy or financial markets will achieve their intended effect.  Additionally, some of these actions may adversely affect financial institutions, capital providers, advertisers or other consumers or our financial condition, results of operations or the trading price of our securities.  Potential consequences of the current financial crisis and global economic slowdown include:

•                  the financial condition of those companies that advertise on our stations, including, among others, the automobile manufacturers and dealers which have or may file for bankruptcy protection or face severe cash flow issues, may result in a significant decline in our advertising revenue;

•                  our ability to borrow capital on terms and conditions that we find acceptable, if at all, may be limited, which could limit our ability to address the put rights that become exercisable in May 2010 and January 2011, related to the 3.0% Notes and the 4.875% Notes, respectively, if we are unable to close the offering of Notes and the tender offers and such notes remain outstanding at such time, which could have a significant negative impact on our operating results, the value of our securities and our financial condition, and could result in a voluntary filing for bankruptcy protection;

•                  a decline of the financial condition of Cunningham, one of our LMA partners, could result in a significant decline in our revenues;

•                  our ability to pursue the acquisition of attractive television and non-television assets may be limited if we are unable to obtain any necessary additional capital on favorable terms, if at all;

•                  our ability to pursue the divestiture of certain television and non-television assets may be limited;

•                  the possibility that our business partners, such as our counterparties to our outsourcing and news share arrangements, could be negatively impacted and our ability to maintain these business relationships could also be impaired;

•                  our ability to develop a viable mobile digital television strategy and platform and develop various potential uses of our digital spectrum may be limited if we are unable to obtain any necessary additional capital on favorable terms, if at all;

•                  our ability to make certain capital expenditures may be significantly impaired; and

•                  one or more of the lenders under the Bank Credit Agreement could refuse to fund its commitment thereunder or could fail, and we may not be able to replace the financing commitment of any such lenders on favorable terms, or at all.

Our advertising revenue can vary substantially from period to period based on many factors beyond our control.  This volatility affects our operating results and may reduce our ability to repay indebtedness or reduce the market value of our securities.

We rely on sales of advertising time for most of our revenues and, as a result, our operating results depend on the amount of advertising revenue we generate.  If we generate less advertising revenue, it may be more difficult for us to repay our indebtedness and the value of our business may decline.  Our ability to sell advertising time depends on:

•                  the levels of automobile advertising, which historically have represented about one quarter of Sinclair’s advertising revenue; however, during 2008, automobile advertising represented 18.3% of Sinclair’s net time sales and only represented 14.2% of its six months ended June 30, 2009 net time sales;

•                  the health of the economy in the area where our television stations are located and in the nation as a whole;

•                  the popularity of our programming and that of our competition;

•                  changes in the makeup of the population in the areas where Sinclair’s stations are located;

•                  the activities of our competitors, including increased competition from other forms of advertising-based mediums, such as other broadcast television stations, radio stations, multi-channel video programming distributors (“MVPDs”) and internet and broadband content providers serving in the same markets; and

•                  other factors that may be beyond our control.

The relative lack of political advertising in 2009, the continued deterioration of the automotive industry and the decline in national and most local economic conditions will result in a decrease in our advertising revenue for 2009 as compared to 2008, which will likely have an adverse impact on our business, financial condition and results of operations.

We face significant and credible risks of competition in the broadcast industry, in addition to lower demand for advertising due to the economic slowdown, which may adversely affect our financial performance.

Due to the economic slowdown, overall expenditures by advertisers and demand for advertising in general are lower as compared to previous years. In addition to reduced demand, we face significant competition for advertising revenue from a variety of media sources including other broadcast television stations, radio stations, multi-channel video programming distributors, internet and broadband content providers serving in the same markets. This reduction in demand and increase in competition will likely adversely impact our business, financial condition and results of operations.

We must purchase television programming in advance based on expectations about future revenues.  Actual revenues may be lower than our expectations. If this happens, we could experience losses that may make our securities less valuable.

One of our most significant costs is television programming.  Our ability to generate revenue to cover this cost may affect the value of our securities.  If a particular program is not popular in relation to its costs, we may not be able to sell enough advertising time to cover the costs of the program.  Since we generally purchase programming content from others rather than producing such content ourselves, we have limited control over the costs of the programming.  We usually must purchase programming several years in advance and may have to commit to purchase more than one year’s worth of programming.  We may replace programs that are doing poorly before we have recaptured any significant portion of the costs we incurred or before we have fully amortized the costs.  Any of these factors could reduce our revenues or otherwise cause our costs to escalate relative to revenues.  These factors are exacerbated during a weak advertising market.  Additionally, our business is subject to the popularity of the programs provided by the networks with which we have network affiliation agreements or which provide us programming.

We may lose a large amount of programming if a network terminates its affiliation with us, which could increase our costs and/or reduce revenue.

Our 58 television stations that we own and operate, or to which we provide (or from which we are provided) programming services or sales services, are affiliated with networks.  The networks produce and distribute programming in exchange for each station’s commitment to air the programming at specified times and for commercial announcement time during programming.  The amount and quality of programming provided by each network varies.

The non-renewal or termination of any of our network affiliation agreements would prevent us from being able to carry programming of the relevant network.  This loss of programming would require us to obtain replacement programming, which may involve higher costs and which may not be as attractive to our target audiences, resulting in reduced revenues.  Upon the termination of any of our network affiliation agreements, we would be required to establish a new network affiliation agreement for the affected station with another network or operate as an independent station.  At such time, the remaining value of the network affiliation asset could become impaired and we would be required to write down the value of the asset to its estimated fair value.

On February 9, 2009, MyNetworkTV announced that it was moving to a new program services model pursuant to which it would obtain for its affiliates popular programming that has previously aired on other networks, rather than continuing to create first-run programming as is generally the case in a typical network model.  MyNetworkTV advised us that in connection with this change to what it refers to as a “hybrid” model it believes it had the right to terminate all of its existing affiliate agreements and negotiate new agreements for this programming service with the television stations that have been MyNetworkTV affiliates.  On March 3, 2009, we received notice from MyNetworkTV claiming that it had ceased to exist as a network and therefore, was terminating each of our affiliation agreements effective September 26, 2009.  On March 25, 2009, each of our subsidiaries that owned or operated stations which were affiliated with MyNetworkTV entered into an agreement, effective September 28, 2009, with a party related to MyNetworkTV to provide such stations with programming during the following year for the time periods previously programmed by MyNetworkTV, excluding programming for Saturday night.  We cannot predict the likelihood of success of the new model being proposed by MyNetworkTV and the impact that this change will have on the performance of our stations.

We may not be able to negotiate our network affiliation agreements at terms comparable to or more favorable than our current agreements upon their expiration.

As network affiliation agreements come up for renewal, we may not be able to negotiate terms comparable to or more favorable than our current agreements.  All eight affiliation agreements between ABC and our stations expire on December 31, 2009.  At this time, we cannot predict the final outcome of future negotiations for those affiliation agreements or for any others and what impact, if any, they may have on our financial condition and results of operations.  In addition, the impact of an increase in reverse network compensation payments, under which we compensate the network for programming, made by us to networks pursuant to our affiliation agreements may have a negative effect on our financial condition or results of operations.

The effects of the economic environment could require us to record an asset impairment of goodwill and FCC licenses.

Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (FAS 142) requires companies to analyze goodwill and certain other intangible assets for impairment.  FAS 142 establishes a method of testing goodwill and FCC licenses for impairment on an annual basis, or on an interim basis if an event occurs that would reduce the fair value of a reporting unit or an indefinite-lived asset below its carrying value.

At least annually, we test our goodwill and FCC licenses for impairment.  To perform this test, we estimate the fair values of our reporting units for goodwill and FCC licenses using a combination of observed prices paid for similar assets and liabilities, discounted cash flow models and appraisals.  We make certain critical estimates about the future revenue growth rates within each of our markets as well as the discount rates and comparable multiples that would be used by market participants in an arms-length transaction.  If these growth rates or multiples decline or if the discount rate increases, our goodwill and/or FCC licenses’ carrying amounts could be in excess of the estimated fair value.  An impairment of some or all of the value of these assets could result in a material effect on the consolidated statements of operations in the future.  As of June 30, 2009, we had approximately $754.7 million and $76.2 million of goodwill and broadcast licenses, respectively.  As of June 30, 2009, goodwill and broadcast licenses in aggregate represented approximately 51.7% of our total assets.  This decrease from 52.7% in 2008 is primarily due to impairment in goodwill and broadcast licenses recorded in the first half of 2009 due to severity of the economic downturn.  Due to the economic recession, we may be more susceptible to additional impairment in the future.

Key officers and directors have financial interests that are different and sometimes opposite from ours and we may engage in transactions with these officers and directors that may benefit them to the detriment of other securityholders.

Some of our officers, directors and majority shareholders own stock or partnership interests in businesses that engage in television broadcasting, do business with us or otherwise do business that conflicts with our interests.  They may transact some business with us upon approval by the independent members of our board of directors even if there is a conflict of interest or they may engage in business competitive to our business and those transactions may benefit the officers, directors or majority shareholders to the detriment of our securityholders.  Each of David D. Smith, Frederick G. Smith, and J. Duncan Smith is an officer and director of Sinclair and Robert E. Smith is a director of Sinclair.  Together, the Smiths hold shares of our common stock that control the outcome of most matters submitted to a vote of shareholders.

The Smiths own a controlling interest in Bay Television, Inc., a company that owns WTTA-TV in Tampa, Florida, a television station which we program pursuant to an LMA.  The Smiths also own businesses that lease real property and tower space to us and engage in other transactions with it.  Trusts established by Carolyn C. Smith, a parent of the Smiths, for the benefit of her and her grandchildren own Cunningham, our LMA partner in six markets.  In addition, we have been granted the rights to acquire, subject to applicable FCC rules and regulations, Cunningham (although the present rules and regulations of the FCC would not allow us to control the Cunningham Stations if we continue to hold television stations in the same markets as the Cunningham Stations).  David D. Smith, Frederick G. Smith, J. Duncan Smith, Robert E. Smith and David B. Amy, our Executive Vice President and Chief Financial Officer, together own interests in Allegiance Capital Limited Partnership, a limited partnership in which we also hold an interest.  Frederick G. Smith owns an interest in Patriot Capital II, L.P., a limited partnership in which we also hold an interest.  Also, David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith together own a portion of the stock of G1440, a company in which we own an interest.  During 2008, David D. Smith sold his interest in Acrodyne Communications, Inc., in which we own a controlling interest.  However, we can give no assurance that these transactions or any transactions that we may enter into in the future with our officers, directors or majority shareholders, have been, or will be, negotiated on terms as favorable to us as we would obtain from unrelated parties.

Maryland law and our financing agreements limit the extent to which our officers, directors and majority shareholders may transact business with us and pursue business opportunities that we might pursue.  These limitations do not, however, prohibit all such transactions.

The Smiths exercise control over most matters submitted to a shareholder vote and may have interests that differ from other securityholders.  They may, therefore, take actions that are not in the interests of other securityholders.

David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith together hold shares representing approximately 84.6% of the common stock voting rights of us as of September 16, 2009 and, therefore, control the outcome of most matters submitted to a vote of shareholders, including, but not limited to, electing directors, adopting amendments to our certificate of incorporation and approving corporate transactions.  The Smiths hold substantially all of our Class B Common Stock, which have ten votes per share.  Our Class A Common Stock has only one vote per share.  In addition, the Smiths hold half of our board of directors’ seats, and therefore, have the power to exert significant influence over its corporate management and policies.  The Smiths have entered into a stockholders’ agreement pursuant to which they have agreed to vote for each other as candidates for election to our board of directors until June 13, 2015.

Circumstances may occur in which the interests of the Smiths, as the controlling securityholders, could be in conflict with the interests of other securityholders and the Smiths would have the ability to cause us to take actions in their interest.  In addition, the Smiths could pursue acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other securityholders.

Significant divestitures by the Smiths could cause them to own or control less than 51% of the voting power of Sinclair, which would in turn give Cunningham the right to terminate the LMAs and other agreements with Cunningham due to a “change in control” of Sinclair if such LMAs and other agreements are amended and/or restated pursuant to the MOU.  Any such terminations would have an adverse effect on Sinclair’s results of operations.  See “— The FCC’s multiple ownership rules limit our ability to operate multiple television stations in some markets and may result in a reduction in our revenue or prevent us from reducing costs.  Changes in these rules may threaten our existing strategic approach to certain television markets. — Changes in rules on local marketing agreements.”

Federal regulation of the broadcasting industry limits our operating flexibility, which may affect our ability to generate revenue or reduce our costs.

The FCC regulates our business, just as it does all other companies in the broadcasting industry.  We must ask the FCC’s approval whenever we need a new license, seek to renew, assign or modify a license, purchase a new station, sell an existing station or transfer the control of one of our subsidiaries that holds a license.  Our FCC licenses and those of the stations we program pursuant to LMAs are critical to our operations; we cannot operate without them.  We cannot be certain that the FCC will renew these licenses in the future or approve new acquisitions in a timely manner, if at all.  If licenses are not renewed or acquisitions are not approved, we may lose revenue that we otherwise could have earned.

In addition, Congress and the FCC may, in the future, adopt new laws, regulations and policies regarding a wide variety of matters (including, but not limited to, technological changes or changes in spectrum assigned to particular services) that could, directly or indirectly, materially and adversely affect the operation and ownership of our broadcast properties.

The FCC’s multiple ownership rules limit our ability to operate multiple television stations in some markets and may result in a reduction in our revenue or prevent us from reducing costs.  Changes in these rules may threaten our existing strategic approach to certain television markets.

Changes in rules on television ownership

Congress passed a bill requiring the FCC to establish a national television audience reach cap of 39% that was signed into law on January 23, 2004.  This law permits broadcast television owners to own more television stations nationally, potentially affecting our competitive position.

In June 2003, the FCC adopted new multiple ownership rules.  In September 2003, the Court of Appeals for the Third Circuit stayed the effectiveness of the rules. In June 2004, the court issued a decision which upheld a portion of such rules and remanded the matter, including the local television ownership rule, to the FCC for further justification of the rules.  The court left the stay of the 2003 rules in place pending the remand.  Several parties, including us, filed petitions with the Supreme Court of the United States seeking review of the Third Circuit decision, but the Supreme Court denied the petitions in June 2005.  In July 2006, as part of the FCC’s statutorily required quadrennial review of its media ownership rules, the FCC released a Further Notice of Proposed Rule Making seeking comment on how to address the issues raised by the Third Circuit’s decision, including the local television ownership rules.  In February 2008, the FCC released an order containing its current ownership rules, which re-adopted its 1999 local television ownership rule.  On February 29, 2008, several parties, including us, separately filed petitions for review in a number of federal appellate courts challenging the FCC’s current ownership rules.  By lottery, those petitions were consolidated in the U.S. Court of Appeals for the Ninth Circuit.  In July 2008, several parties, including us, filed motions to transfer the consolidated proceedings to the U.S. Court of Appeals for the D.C. Circuit and other parties requested transfer to the U.S. Court of Appeals for the Third Circuit.  In November 2008, the Ninth Circuit transferred the consolidated proceedings to the Third Circuit where the proceedings are currently pending.  These rules would not allow us to control the Cunningham Stations if we continue to hold television stations in the same markets as the Cunningham Stations and could force us to terminate or modify the LMAs with the Cunningham Stations.  In addition, if the LMAs, and the acquisition and merger agreements between Cunningham and Sinclair, are amended and/or restated pursuant to the MOU and Cunningham were to exercise its put rights under such amended and/or restated agreements, Sinclair  may have to find a suitable third party to assume its purchase obligations because it is not permitted to purchase such stations under current FCC rules.  We cannot assure you that Sinclair would be able to locate such a third party or that any such third party would continue the LMA arrangements (or any alternative arrangements) with Sinclair on substantially similar terms that are as favorable to us or at all.

Changes in rules on local marketing agreements

Certain of our stations have entered into what have commonly been referred to as local marketing agreements or LMAs.  One typical type of LMA is a programming agreement between two separately owned television stations serving the same market, whereby the licensee of one station programs substantial portions of the broadcast day and sells advertising time during such programming segments on the other licensee’s station subject to the ultimate editorial and other controls being exercised by the latter licensee.  We believe these arrangements allow us to reduce our operating expenses and enhance profitability.

In 1999, the FCC established a new local television ownership rule and decided to attribute LMAs for ownership purposes.  It grandfathered our LMAs that were entered into prior to November 5, 1996, permitting the applicable stations to continue operations pursuant to the LMAs until the conclusion of the FCC’s 2004 biennial review.  The FCC stated it would conduct a case-by-case review of grandfathered LMAs and assess the appropriateness of extending the grandfathering periods.  Subsequently, the FCC invited comments as to whether, instead of beginning the review of the grandfathered LMAs in 2004, it should do so in 2006.  The FCC did not initiate any review of grandfathered LMAs in 2004 or as part of its 2006 quadrennial review.  We do not know when, or if, the FCC will conduct any such review of grandfathered LMAs.  With respect to LMAs executed on or after November 5, 1996, the FCC required that parties come into compliance with the 1999 local television ownership rule by August 6, 2001.  We challenged the 1999 local television ownership rule in the U.S. Court of Appeals for the D.C. Circuit, and that court stayed the enforcement of the divestiture of the post-November 5, 1996 LMAs.  In 2002, the D.C. Circuit ruled that the 1999 local television ownership rule was arbitrary and capricious and remanded the rule to the FCC.  Currently, three of our LMAs are grandfathered under the local television ownership rule because they were entered into prior to November 5, 1996 and the remainder are subject to the stay imposed by the D.C. Circuit.  If the FCC were to eliminate the grandfathering of these three LMAs, or the D.C. Circuit were to lift its stay, we would have to terminate or modify these LMAs.

In 2003, the FCC revised its ownership rules, including the local television ownership rule. The effective date of the 2003 ownership rules was stayed by the U.S. Court of Appeals for the Third Circuit and the rules were remanded to the FCC.  Because the effective date of the 2003 ownership rules had been stayed and, in connection with the adoption of those rules, the FCC concluded the 1999 rules could not be justified as necessary in the public interest, we took the position that an issue exists regarding whether the FCC has any current legal right to enforce any rules prohibiting the acquisition of television stations.  Several parties, including us, filed petitions with the

Supreme Court of the United States seeking review of the Third Circuit decision, but the Supreme Court denied the petitions in June 2005.

On November 15, 1999, we entered into a plan and agreement of merger to acquire through merger WMYA-TV (formerly WBSC-TV) in Anderson, South Carolina from Cunningham, but that transaction was denied by the FCC.  In light of the change in the 2003 ownership rules, we filed a petition for reconsideration with the FCC and amended our application to acquire the license of WMYA-TV.  We also filed applications in November 2003 to acquire the license assets of the remaining five Cunningham Stations: WRGT-TV, Dayton, Ohio; WTAT-TV, Charleston, South Carolina; WVAH-TV, Charleston, West Virginia; WNUV-TV, Baltimore, Maryland; and WTTE-TV, Columbus, Ohio.  Rainbow/PUSH filed a petition to deny these five applications and to revoke all of our licenses on the grounds that such acquisition would violate the local television ownership rules.  The FCC dismissed our applications in light of the stay of the 2003 ownership rules and also denied the Rainbow/PUSH petition.  Rainbow/PUSH filed a petition for reconsideration of that denial and we filed an application for review of the dismissal.  In 2005, we filed a petition with the U. S. Court of Appeals for the D. C. Circuit requesting that the Court direct the FCC to take final action on our applications, but that petition was dismissed.  On January 6, 2006, we submitted a motion to the FCC requesting that it take final action on our applications.  Both the applications and the associated petition to deny are still pending.  We believe the Rainbow/PUSH petition is without merit.  On February 8, 2008, we filed a petition with the U.S. Court of Appeals for the D.C. Circuit requesting that the Court direct the FCC to take final action on these applications and cease its use of the 1999 local television ownership rule that it re-adopted as the permanent rule in 2008.  In July 2008, the D.C. Circuit transferred the case to the U.S. Court of Appeals for the Ninth Circuit, and we filed a petition with the D.C. Circuit challenging that decision, which was denied.  We also filed with the Ninth Circuit a motion to transfer that case back to the D.C. Circuit.  In November 2008, the Ninth Circuit consolidated our petition seeking final FCC action on our applications with the petitions challenging the FCC’s current ownership rules and transferred the proceedings to the Third Circuit.  In December 2008, we agreed voluntarily with the parties to the proceeding to dismiss the petition seeking final FCC action on the applications.  In addition, if the LMAs, and the acquisition and merger agreements between Cunningham and Sinclair, are amended and/or restated pursuant to the MOU and Cunningham were to exercise its put rights under such amended and/or restated agreements, Sinclair  would have to find a suitable third party to assume its purchase obligations because it is not permitted to purchase such stations under current FCC rules.  In the event of any such assignment, new applications will have to be filed to reflect the third party as the applicant.  In that event, upon the closing of the assignment to such third party, our appeals relating to the 1999 local television ownership rules with respect to our three non-grandfathered LMAs may be moot and the three non-grandfathered LMAs may be terminated.

If we are required to terminate or modify our LMAs, our business could be affected in the following ways:

•                  Loss of revenues.  If the FCC requires us to modify or terminate existing LMAs, we would lose some or all of the revenues generated from those LMAs.  We would lose revenue because we will have less demographic options, a smaller audience distribution and lower revenue share to offer to advertisers.  During the year ended December 31, 2008, we generated $109.7 million in revenue from our nine LMAs.

•                  Increased costs.  If the FCC requires us to modify or terminate existing LMAs, our cost structure would increase.  For example, we likely would incur increased programming costs because we will be competing with the separately owned station for syndicated programming.  We may also need to add new employees.

•                  Losses on investments.  As part of our LMA arrangements, we own the non-license assets used by the stations with which we have LMAs.  If certain of these LMA arrangements are no longer permitted, we would be forced to sell these assets, restructure our agreements or find another use for them.  If this happens, the market for such assets may not be as good as when we purchased them and, therefore, we cannot be certain of a favorable return on our original investments.

•                  Termination penalties.  If the FCC requires us to modify or terminate existing LMAs before the terms of the LMAs expire, or under certain circumstances, we elect not to extend the terms of the LMAs, we may be forced to pay termination penalties under the terms of some of our LMAs.  Any such termination penalties could be material.

•                  Alternative arrangements.  If the FCC requires us to terminate the existing LMAs, we may enter into one or more alternative arrangements, such as outsourcing agreements, relating to the affected stations.  Any such arrangements may be on terms that are less beneficial to us than the existing LMAs.

Use of outsourcing agreements

In addition to our LMAs, we have entered into four (and may seek opportunities for additional) outsourcing agreements in which our stations provide or are provided various non-programming related services such as sales, operational and managerial services to or by other stations.  Pursuant to these agreements, one of our stations in Nashville, Tennessee and Cedar Rapids, Iowa currently provides services to another station in each’s respective market and another party provides services to our stations in Peoria/Bloomington, Illinois and Rochester, New York.  We believe this structure allows stations to achieve operational efficiencies and economies of scale, which should improve broadcast cash flow and competitive positions.  While television joint sales agreements (JSAs) are not currently “attributable” under the FCC rules, on August 2, 2004, the FCC released a notice of proposed rulemaking seeking comments on its tentative conclusion that television joint sales agreements should be attributable.  We cannot predict the outcome of this proceeding, nor can we predict how any changes, together with possible changes to the ownership rules, would apply to our existing outsourcing agreements.  If the FCC were to determine that our outsourcing arrangements were JSAs, we would have to terminate or restructure such arrangements on terms that may not be as advantageous to us as the current arrangements.

Failure of owner/licensee to exercise control

The FCC requires the owner/licensee of a station to maintain independent control over the programming and operations of the station.  As a result, the owners/licensees of those stations with which we have LMAs or outsourcing agreements can exert their control in ways that may be counter to our interests, including the right to preempt or terminate programming in certain instances. The preemption and termination rights cause some uncertainty as to whether we will be able to air all of the programming that we have purchased under our LMAs and therefore, uncertainty about the advertising revenue that we will receive from such programming.  In addition, if the FCC determines that the owner/licensee is not exercising sufficient control, it may penalize the owner licensee by a fine, revocation of the license for the station or a denial of the renewal of that license.  Any one of these scenarios, especially the revocation of or denial of renewal of a license, might result in a reduction of our cash flow and an increase in our operating costs or margins.  In addition, penalties might also affect our qualifications to hold FCC licenses, putting our own licenses at risk.

The pendency and indeterminacy of the outcome of these ownership rules, which may limit our ability to provide services to additional or existing stations pursuant to licenses, LMAs, outsourcing agreements or otherwise, expose us to a certain amount of volatility, particularly if the outcomes are adverse to us.  Further, resolution of these ownership rules has been and will likely continue to be a cost burden and a distraction to our management and the continued absence of a resolution may have a negative effect on our business.

Competition from other broadcasters or other content providers and changes in technology may cause a reduction in our advertising revenues and/or an increase in our operating costs.

Conversion to digital television

The television broadcast industry recently completed the mandated transition to an advanced digital television (“DTV”) transmission system. DTV transmissions deliver improved video and audio signals including high definition television and have substantial multiplexing and data transmission capabilities. All television broadcasters were required to cease analog broadcasting by June 12, 2009. The conversion from broadcasting in the analog broadcast format to the digital broadcast format is expensive. Our digital conversion expenditures were $2.0 million, $3.1 million and $3.3 million respectively, for the years ended December 31, 2008, 2007 and 2006.  As of June 12, 2009, all of our 58 stations were broadcasting a digital signal.   Seven of our stations are not operating using their final, full post-digital transition facilities.  These stations are operating pursuant to Special Temporary Authority (“STA”) granted by the FCC permitting digital operations at variance from authorized post-transition facilities or pending construction permits for final facilities.  Three of the STAs expire on October 18, 2009 and two of the STAs expire on December 12, 2009. The remaining two stations are operated pursuant to pending construction permits for final facilities. Although Sinclair intends to file applications to extend the terms of the STAs as needed, there can be no assurance that the FCC will extend the STAs or will grant subsequent construction permit or license applications filed by the stations.  As a result, there is no guarantee that the stations will ultimately be able to commence operations using the specific facilities required by the FCC for the stations’ post-digital transition facilities.  If the stations are unable to do so, they could be subject to loss of interference protection, possible FCC enforcement action, and potential reductions in population service areas and potentially reduced viewership. Competition from other broadcasters or other content providers and changes in technology may cause a reduction in our advertising revenues and/or an increase in our operating costs.

The television industry is highly competitive and this competition can draw viewers and advertisers from our stations, which reduces our revenue or requires us to pay more for programming, which increases our costs.  We face intense competition from the following:

New technology and the subdivision of markets

Cable providers, direct broadcast satellite companies and telecommunication companies are developing new technology that allows them to transmit more channels on their existing equipment to highly targeted audiences, reducing the cost of creating channels and potentially leading to the division of the television industry into ever more specialized niche markets.  Competitors who target programming to such sharply defined markets may gain an advantage over us for television advertising revenues.  The decreased cost of creating channels may also encourage new competitors to enter our markets and compete with us for advertising revenue.  In addition, technologies that allow viewers to digitally record, store and play back television programming may decrease viewership of commercials as recorded by media measurement services such as Nielsen Media Research and, as a result, lower our advertising revenues.  The broadcast and advertising industries have agreed on a ratings standard that includes live viewing plus viewers who watch a program within 72 hours of its original appearance.  However, the effects of new ratings system technologies, including “people meters,” and the ability of such technologies to be a reliable standard that can be used by advertisers is currently unknown.

Since digital technology allows broadcasting of multiple channels within the additional allocated spectrum, this technology could expose us to additional competition from programming alternatives. In addition, technological advancements and the resulting increase in programming alternatives, such as cable television, Direct Broadcast Satellite systems, pay-per-view, home video and entertainment systems, video-on-demand and the Internet have also created new types of competition to television broadcast stations and will increase competition for household audiences and advertisers.  We cannot provide any assurances that we will remain competitive with these developing technologies.

Types of competitors

We also face competition from rivals that may have greater resources than we have.  These include:

•                  other local free over-the-air broadcast television and radio stations;

•                  telecommunication companies;

•                  cable and satellite system operators;

•                  print media providers such as newspapers, direct mail and periodicals;

•                  internet search engines, internet service providers and websites; and

•                  competition from other emerging technologies including mobile television.

Deregulation

The Telecommunications Act of 1996 and subsequent actions by the FCC and the courts have removed some limits on station ownership, allowing telephone, cable and some other companies to provide video services in competition with us.  In addition, the FCC has reallocated and auctioned off a portion of the spectrum for new services including fixed and mobile wireless services and digital broadcast services.  As a result of these changes, new companies are able to enter our markets and compete with us.

We may not be able to renegotiate retransmission consent agreements upon expiration at terms comparable to or more favorable than our current agreements and networks with which we are affiliated may attempt to require us to share revenue from retransmission consent agreements with them.

Since 2006 revenue from our retransmission consent agreements has grown significantly on a consistent basis.  However, as certain retransmission consent agreements expire, we may not be able to renegotiate such agreements at terms comparable to or more favorable than our current agreements.  This may cause revenues and/or revenue growth from our retransmission consent agreements to decrease under the renegotiated terms despite the fact that our current retransmission consent agreements include automatic annual fee escalators. In addition, certain of the networks with which we are affiliated may attempt to require us to share revenue from retransmission consent agreements with them as part of renewing expiring affiliation agreements or pursuant to certain rights contained in existing affiliation agreements.

We could be adversely affected by labor disputes and legislation and other union activity.

The cost of producing and distributing entertainment programming has increased substantially in recent years due to, among other things, the increasing demands of creative talent and industry-wide collective bargaining agreements.  Although we generally purchase programming content from others rather than produce such content ourselves, our program suppliers engage the services of writers, directors, actors and on-air and other talent, trade employees and others, some of whom are subject to these collective bargaining agreements.  If our program suppliers are unable to renew expiring collective bargaining agreements, it is possible that the affected unions could take action in the form of strikes or work stoppages.  Failure to renew these agreements, higher costs in connection with these agreements or a significant labor dispute could adversely affect our business by causing delays in production that lead to declining viewers, and reductions in the profit margins of our programming and the amounts we can charge advertisers for time.  Further, any changes in the existing labor laws, including the possible enactment of the Employee Free Choice Act, may further the realization of the foregoing risks.

The continuation of the wars in Iraq and Afghanistan may negatively impact our advertising revenues and results of operations.  Future conflicts, terrorist attacks or other acts of violence may have a similar effect.

The commencement of the war in Iraq in 2002 and activities in Afghanistan resulted in a reduction of advertising revenues as a result of uninterrupted news coverage and/or general economic uncertainty. The continuation of these wars may have a similar negative impact on our advertising revenues and results of operations. If the United States becomes engaged in similar conflicts in the future, there may be a similar adverse effect on our results of operations.  Also, any terrorist attacks or other acts of violence may have a similar negative effect on our business or results of operations.

Unrelated third parties may bring claims against us based on the nature and content of information posted on websites maintained by us.

We host internet services that enable individuals to exchange information, generate content, comment on its content and engage in various online activities.  The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and internationally.  While we monitor postings to such websites, claims may be brought against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that may be posted online or generated by our users.  Our defense of such actions could be costly and involve significant time and attention of our management and other resources.

We may be subject to fines and other penalties related to violations of FCC indecency rules and other FCC rules and policies, the enforcement of which has increased in recent years, and complaints related to such violations may delay our renewal applications with the FCC.

We provide a significant amount of live news reporting that is provided by the broadcast networks or is controlled by our on-air news talent.  Although both broadcast network and our on-air talent have generally been professional and careful in what they say, there is always the possibility that information may be reported that is inaccurate or even in violation of certain indecency rules promulgated by the FCC.  In addition, entertainment programming provided by broadcast networks may contain content that is in violation of the indecency rules promulgated by the FCC.  Because the interpretation by the courts and the FCC of the indecency rules is not always clear, it is sometimes difficult for us to determine in advance what may be indecent programming.  We have insurance to cover some of the liabilities that may occur, but the FCC has enhanced its enforcement efforts relating to the regulation of indecency.  In addition, in 2006, Congress dramatically increased the penalties for broadcasting indecent programming and potentially subjects broadcasters to license revocation, renewal or qualification proceedings in the event that they broadcast indecent material.  We are currently subject to pending FCC inquiries and proceedings relating to alleged violations of indecency, sponsorship identification, children’s programming and captioning rules.  There can be no assurance that an incident that may lead to significant fines or other penalties by the FCC can be avoided.

In addition, action on many license renewal applications, including those we have filed, has been delayed because of, among other reasons, the pendency of complaints that programming aired by the various networks contained indecent material and complaints regarding alleged violations of sponsorship identification, children’s programming and captioning rules.  As of June 30, 2009, three of our renewal applications were subject to such complaints.  We cannot predict when the FCC will address these complaints and act on the renewal applications.  We continue to have operating authority until final action is taken on our renewal applications.

If our Class A Common Stock fails to meet all applicable listing requirements, it could be delisted from the NASDAQ Global Select Market, which could adversely affect the market price and liquidity of our Class A Common Stock and harm our financial condition and results of operations.

Our Class A Common Stock is currently traded on the NASDAQ Global Select Market (the “Exchange”) under the symbol “SBGI.”  If we fail to meet any of the continued listing standards of the Exchange, our Class A Common Stock could be delisted from the Exchange.  These continued listing standards include, among others, maintaining a $1.00 minimum closing bid price per share.

Our Class A Common Stock has traded at or below $1.00 per share in 2009.  If our Class A Common Stock trades below $1.00 per share for thirty consecutive trading days, there can be no assurance that NASDAQ will not take action to enforce its listing requirements.

If our Class A Common Stock were to be delisted from the Exchange, we could apply to list our Class A Common Stock on the NASDAQ Capital Market, or our Class A Common Stock could be traded in the over-the-counter market on an electronic bulletin board, such as the OTC Bulletin Board or the Pink Sheets.  Any delisting could adversely affect the market price and the liquidity of our Class A Common Stock, impair our ability to raise capital necessary to maintain operations and service our debt, cause a potential loss of investor interest in our securities, cause a potential loss of confidence among our employees and customers of our services and otherwise negatively impact our financial condition and results of operations.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

The following exhibits related to Item 7.01 shall be deemed to be furnished and not filed.

Exhibit 99.1 Press Release dated October 13, 2009.

Exhibit 99.2  Press Release dated October 13, 2009.

Exhibit 99.3  Press Release dated October 13, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David R. Bochenek
	Name:	David R. Bochenek
	Title:	Vice President/Chief Accounting Officer

Dated: October 13, 2009